TODD SHIPYARDS CORPORATION

ANNOUNCES QUARTERLY FINANCIAL RESULTS FOR

DECEMBER 28, 2008

VIA FACSIMILE	CONTACT: HILARY PICKEREL
TOTAL PAGES - 3	SHAREHOLDER RELATIONS
(206) 623-1635 Ext. 106

SEATTLE, WASHINGTON...February 5, 2009...Todd Shipyards Corporation ("we", "us" or "our") (NYSE:TOD) announced financial results for the third quarter ended December 28, 2008. For the quarter, we reported net income of $2.6 million or $0.45 per diluted share on revenue of $33.5 million. For the prior year third quarter ended December 30, 2007, we reported net income of $2.9 million or $0.50 per diluted share on revenue of $39.1 million.

Our third quarter revenue of $33.5 million reflects a decrease of $5.6 million or 14% from the same period last fiscal year. The quarter to quarter decrease largely results from lower volumes of ship repair activity versus the same period in the prior year.

For the quarter ended December 28, 2008, we reported operating income of $2.7 million. In the prior year quarter ended December 30, 2007, we reported operating income of $3.5 million. The decrease in operating income in the third quarter of fiscal versus the third quarter of the prior year primarily results from the decreases in ship repair volumes versus the prior year.

We reported investment and other income of $1.3 million and $0.8 million for the quarters ended December 28, 2008 and December 30, 2007, respectively.

For the third quarter ended December 28, 2008, we reported an income before income taxes of $3.9 million and recorded $1.3 million of federal income tax expense, resulting in net income for the period of $2.6 million. For the prior year third quarter ended December 30, 2007, we reported income before income taxes of $4.3 million and recorded federal income tax expense of $1.4 million, resulting in net income reported for the period of $2.9 million.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements contained in this Release which are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. Such risks and uncertainties include matters which relate directly to the Company's operations and properties and are discussed in the Company's filings with the Securities & Exchange Commission, as well as general economic risks and uncertainties. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

The results of operations are as follows:

TODD SHIPYARDS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Periods ended December 28, 2008 and December 30, 2007
(in thousands of dollars, except per share data)

A copy of our financial statements for the quarter ended December 28, 2008 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. Our Form 10-Q should be read in conjunction with this earnings report.

TODD SHIPYARDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
December 28, 2008 and March 30, 2008
(in thousands of dollars)

12/28/08	03/30/08
ASSETS		
Cash and cash equivalents	$ 5,901	$ 12,600
Securities available-for-sale	13,095	10,655
Accounts receivable		
U.S. Government	4,584	5,259
Other	11,412	4,480
Costs and estimated profits in excess of billings on incomplete contracts	12,289	10,945
Inventory	1,625	1,580
Insurance receivable	217	217
Other current assets	5,122	4,682
Deferred taxes	480	526
Total current assets	54,725	50,944
Property, plant and equipment, net	32,543	30,161
Restricted cash	3,398	3,783
Deferred pension assets	16,183	17,052
Insurance receivable	8,766	8,850
Intangible assets, net	1,961	-
Goodwill	1,119	-
Other long-term assets	1,688	1,816
Total assets	$ 120,383	$ 112,606
LIABILITIES AND STOCKHOLDERS' EQUITY		
Accounts payable and accruals	$ 10,488	$ 8,537
Reserves for contract loss	27	182
Accrued payroll and related liabilities	1,609	2,002
Billings in excess of costs and estimated profits on incomplete contracts	8,029	3,717
Environmental and other reserves	217	217
Taxes payable other than income taxes	911	1,615
Income taxes payable	1,489	430
Total current liabilities	22,770	16,700
Environmental and other reserves	11,048	11,187
Accrued post retirement health benefits	8,726	9,504
Deferred taxes	4,054	4,061
Other non-current liabilities	2,388	2,358
Total liabilities	48,986	43,810
Stockholders' equity		
Common stock $.01 par value, authorized 19,500,000 shares, issued 11,828,305 shares at December 28, 2008 and March 30, 2008, and outstanding 5,766,071 shares at December 28, 2008 and 5,757,621 shares at March 30, 2008	118	118
Paid-in capital	38,631	38,537
Retained earnings	79,606	77,330
Accumulated other comprehensive loss	(3,031)	(3,201)
Treasury stock (6,062,234 shares at December 28, 2008 and 6,070,684 shares at March 30, 2008)	(43,927)	(43,988)
Total stockholders' equity	71,397	68,796
Total liabilities and stockholders' equity	$ 120,383	$ 112,606

A copy of our financial statements for the quarter ended December 28, 2008 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. Our Form 10-Q should be read in conjunction with this earnings report.